UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2016

Nemus Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA 92626

(Address of principal effective offices) (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 26, 2016, Nemus Bioscience, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) to sell 500 shares of Series C Convertible Preferred Stock (“Preferred Shares”), to certain accredited investors (as such terms are defined in the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended, collectively, the “Purchasers”) at a purchase price of $1,000 for each Preferred Share for aggregate proceeds of $500,000 (the “Financing”). The designations, preferences and relative rights of the Series C Convertible Preferred Stock are specified in the Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock, which provides, among other things, that:

•	The Preferred Shares have a stated value of $1,000 per share (“Stated Value”) and are convertible into shares of common stock at a conversion price of $0.40.
•	The Series C Convertible Preferred Stock include customary provisions including anti-dilution protection, rights upon a fundamental transaction and adjustments for dividends and purchase rights.
•

The Series C Convertible Preferred Stock includes a “most favored nation” provision which provides that as long as the Purchasers hold any of the Preferred Shares, if the Company issues any new securities in a private placement or public offering (a “Subsequent Financing”), the Investors may exchange all of the Preferred Shares at their Stated Value for the securities issued in the Subsequent Financing on the same terms of such Subsequent Financing.

•

The Series C Convertible Preferred Stock has a limitation on conversion into common stock to preclude the holder from acquiring beneficial ownership of more than 4.99% of our outstanding common stock, which may be increased to 9.99% in certain circumstances.

The Agreement also contemplates that the Company will enter into lock up agreements with each of the Company’s officers and directors, including Brian S. Murphy, Elizabeth M. Berecz, Cosmas N. Lykos, Gerald W. McLaughlin, Thomas A. George and Douglas S. Ingram as a condition to, and to be effective on, the closing of the Agreement.

The Preferred Shares are being sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D.

This Financing is expected to close no later than October 26, 2016, subject to customary closing conditions. Roth Capital Partners LLC (“Roth”) served as placement agent for the Financing. For its services, Roth will receive compensation. The Company intends to use the proceeds of the Financing to fund the advancement of its proprietary cannabinoid-based therapeutics and for general corporate purposes.

As part of the terms of the Agreement, the Company entered into a Registration Rights Agreement with the Purchasers pursuant to which the Company has agreed to file a registration statement to register for resale the shares of common stock underlying the Preferred Shares, within 30 calendar days following the closing of the Financing. Subject to certain exceptions, in the event the registration statement does not become effective within certain time periods set forth in the Registration Rights Agreement, the Company would be required to pay the Purchasers in the Financing an amount in cash equal to two percent (2.0%) of the aggregate purchase price of the Preferred Shares every month until such time as the registration statement becomes effective or the shares of common stock underlying the Preferred Shares sold in the Financing may be sold by the Purchasers pursuant to Rule 144 without any restrictions or limitations.

The foregoing description of the Securities Purchase Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the form of Securities Purchase Agreement attached hereto as Exhibit 10.1, and the form of Registration Rights Agreement attached hereto as Exhibit 10.2, each of which is incorporated herein by reference.

2

Item 7.01 Regulation FD Disclosure.

On October 26, 2016, the Company issued a press release announcing the Financing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The Company is furnishing the information in this Current Report on Form 8-K and in Exhibit 99.1 to comply with Regulation FD. Such information shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press release dated October 26, 2016

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: October 26, 2016	By:	/s/ Elizabeth Berecz
Elizabeth Berecz
Chief Financial Officer

4